Exhibit 99.2

Altimar Acquisition Corp. II Announces Closing of $345 Million Initial Public Offering

NEW YORK, Feb. 9, 2021 /PRNewswire/ — Altimar Acquisition Corp. II (the “Company”), a special purpose acquisition company, announced today the closing of its initial public offering of 34,500,000 units at a price of $10.00 per unit, which included 4,500,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option.

The units are listed on the New York Stock Exchange and began trading under the ticker symbol “ATMRU” on February 5, 2021. Each unit consists of one Class A ordinary share of the Company and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the New York Stock Exchange under the symbols “ATMR” and “ATMRW,” respectively.

The Company is sponsored by Altimar Sponsor II, LLC, an affiliate of HPS Investment Partners, LLC, and is led by Tom Wasserman as the Chief Executive Officer and chairman of the board of directors. The Company is a newly organized blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or business combination with one or more businesses.

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC acted as joint book-running managers for this offering. The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from:

•	Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282; Telephone: 1-866-471-2526; E-mail: Prospectus-ny@ny.email.gs.com; and

•	J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717; Telephone: 1-866-803-9204; E-mail: prospectus-eq_fi@jpmchase.com.

The registration statement relating to the securities became effective on February 4, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering, the search for an initial business combination and the anticipated use of the net proceeds. No assurance can be given that the initial public offering or the search for an initial business combination will be completed on the terms described, or at all, or that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and final prospectus relating to the Company’s initial public offering filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by applicable law.

Contact:

Altimar Acquisition Corp. II

info@altimarspac.com

HPS Investment Partners, LLC

Prosek Partners

Mike Geller / Josh Clarkson

mgeller@prosek.com / jclarkson@prosek.com